Exhibit 10.1

January    , 2019

Christopher Young

Dear Chris,

On behalf of Akorn Pharmaceuticals, I am pleased to offer you the position of Executive Vice President, Global Operations, reporting to Douglas Boothe, President & CEO. This offer is being made subject to approval by our Board of Directors.

Your anticipated date of employment is dependent on successful completion of the pre-employment requirements. Your tentative start date is to be determined.

Your initial base salary will be at an annual rate of $375,000.00. You will receive your paycheck every other Friday for the current payroll period. Should Friday fall on a Company holiday, paychecks will be issued as near as possible to your regularly scheduled payday.

You will also be eligible to participate in Akorn’s Performance Incentive plan, pro-rated based on your start date. Your annual target incentive bonus is 50% of your annual earnings. You will be eligible to begin participation in plan year 2019. Bonus payments for performance in plan year 2019 will occur March 2020. Eligibility and payments are governed by the terms of the plan and are subject to approval by the Board of Directors. As Doug’s direct report, you will also be eligible for an additional 25% of your annual earnings for achievement of corporate defined stretch targets for fiscal year 2019.

The Company, subject to approval by our Board of Directors, will also issue you a one-time, Stock Equity grant with a value of $750,000. Currently, we expect this grant to be delivered as 50% Restricted Stock Units (RSUs) and 50% Stock Options, again subject to Board approval.

You will also be eligible to participate in the Long Term Incentive Plan (LTIP), reserved for management and exempt employees, which would afford you equity awards on an annual basis.  Any LTIP awards for which you would be eligible would be determined by the Compensation Committee of the Board of Directors.  Eligibility to participate in the LTIP would begin in plan year 2019.  Equity earned in plan year 2019 would be granted in 2020.

This offer letter is intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A.

Akorn will also provide you with relocation benefits to move your family and your household goods, if necessary. The relocation benefits would be in accordance with the terms and conditions of our Relocation Policy. Should you voluntarily leave the company or are terminated for cause within 18 months following your relocation, you agree to repay the total amount of all expenditures paid to you and to vendors on your behalf.

You will be eligible for benefits which include medical, dental, prescription drug, vision, Smart-Choice (Akorn’s (401K) Retirement Savings Program), Education Assistance, flexible spending accounts, an Employee Assistance Program, life, disability insurance and five (5) weeks of Paid Time Off (PTO), prorated accordingly for the duration of the calendar year.

As a convenience, we will automatically enroll you in Smart Choice (Akorn’s 401(k) Retirement Savings Plan Program). We will defer four percent (4%) of your pre-tax pay, effective the first payroll following eligibility; eligibility is defined as the first of the month following your date of hire. Your savings will be invested in the Fidelity Freedom Funds. You may change or discontinue your deferment at any time and you may move your savings to different funds once you have begun employment.

Your employment at Akorn would be “at-will”, which means that either you or the Company may terminate employment at any time. Nothing in this letter should be interpreted as a contract of employment. This offer letter shall be governed by the laws of Illinois, without regard to conflict of law principles.

In your position you will be covered under our Executive and Key Management Change In Control Severance Program. We have included a copy of the program for your reference. This program is subject to change. Additionally, should your role be eliminated and you are involuntarily terminated without cause, under our current severance plan you would be eligible for severance equivalent to fifty-two (52) weeks of pay and fifty-two (52) weeks of benefit continuation along with a pro-rated annual incentive payout. This policy is also subject to change in the future.

Our offer of employment will remain open for five days from the date of this letter and is contingent upon the satisfactory completion of employment eligibility documentation, background check and drug screen. In addition, you assure us that you are free of any contractual obligations from your current employer or former employer that will impede your contributions to Akorn.

We are confident that you will find your Akorn employment both challenging and rewarding and that you, in turn, will make significant contributions to our company's success. By signing this letter in the space below, you are acknowledging that you have read and understood this letter. You are agreeing to and accepting the terms of the letter and you are not relying on any other representation made by Akorn or its representatives about your employment. This letter may not be modified, except in writing by authorized Akorn personnel.

Upon acceptance of this offer, please sign the attached offer letter, scan and return to me via email. If you have any questions, please do not hesitate to contact me.

Sincerely,

Gregory Lawless
Chief Human Resources Officer

I accept this offer of employment and understand the terms and conditions outlined above.

Christopher Young	Date